Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Pre-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-110813) and related Prospectus of Nabi Biopharmaceuticals for the registration of 11,730,000 shares of its common stock and to the incorporation by reference therein of our report dated September 17, 2003 with respect to the statements of revenues and certain costs and expenses of the PhosLo Product Line of Braintree Laboratories, Inc. included in the Current Report (Form 8-K/A) of Nabi Biopharmaceuticals dated August 4, 2003, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Boston, Massachusetts

December 8, 2003